UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☒     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12

BRUNSWICK CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2023

This supplement, dated April 3, 2023 (the “Supplement”) amends and supplements the proxy statement of Brunswick Corporation (the “Company”), dated March 23, 2023 (the “Proxy Statement”), furnished to the shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 3, 2023. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on April 3, 2023.

THE SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

This Supplement is being filed to notify shareholders that the New York Stock Exchange (the “NYSE”) has informed the Company that Proposal 2b (Approval of Amendments to Our Restated Certificate of Incorporation (the Charter) to Clarify, Streamline, and Modernize the Charter) and Proposal 2c (Approval of Amendments to Our Charter to Eliminate Outdated Language) have each been deemed a “routine” matter, eligible for discretionary voting by brokers, banks or other nominees (collectively referred to as a “Broker”) under the NYSE rules. Pursuant to the NYSE rules, if you hold your shares through a Broker and do not instruct such Broker on how to vote your shares, your Broker is not permitted to vote your shares in its discretion on “non-routine” matters as determined by the NYSE, but is permitted to vote your shares in its discretion on “routine” matters as determined by the NYSE. The Proxy Statement previously advised shareholders that the Company expected that Brokers would not have discretionary voting authority with respect to Proposal 2b or Proposal 2c.

Accordingly, because the NYSE has determined that Proposal 2b and Proposal 2c are “routine” matters, if you do not instruct your Broker on how to vote your shares on Proposal 2b or Proposal 2c, your Broker will be permitted to vote your shares in its discretion on such proposal. As a result, there will not be any Broker non-votes on Proposal 2b or Proposal 2c.

The Proxy Statement contains important information regarding the Annual Meeting and shareholder participation. We encourage you to read this Supplement together with the Proxy Statement. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the Proxy Statement.